Cycle Country Accessories Corp.
Third Quarter 2005 Earnings
August 18, 2005

Operator:               Good morning ladies and gentlemen and
welcome to your Cycle Countries Accessories' Third Quarter Earnings Conference Call. At this time all participants have been placed on a listen only mode and the floor will be open for questions following today's presentation.

                        It is now my pleasure to turn the call over to Mr. David Dozier from Magellan Financial Media Group, the company that manages investor relations for Cycle Country
Accessories.  You may begin.

David Dozier:		Good morning everybody, thanks for calling.
Again, my name is David Dozier.  I'm with Magellan Financial
Media Group. Right now I'd like to introduce the people on the call: Mr. Ron Hickman, CEO, Cycle Country Accessories; Mr. Dave Davis, CFO, Cycle Country Accessories; and Mr. Bob Hancher, Representative, Board of Directors for Cycle Country Accessories. At this time, I'd like to turn the call over to Ron Hickman to begin his presentation.

Ron Hickman:		Good morning everyone.  On behalf of
everyone here at Cycle Country I want to welcome everyone to the Third Quarter Investor Conference Call for Cycle Country Accessories Corp. I will get started by reviewing third quarter results and then I will get into what we anticipate for the fourth quarter and what we anticipate for 2006, and then I will also cover specific revenue initiatives that we have and give you an idea of what is going on here at our company.

                        Our results for our third quarter ended
June 30, 2005 showed total revenue of 3.3 million, a reduction of 753,000 from the previous year, and net income of just under 30,000, a reduction of 158,000 from the previous year. This gives us year-to-date basic earnings per share of $0.11 for the current year compared to $0.25 for the current, for the previous year. There are several reasons for the decline in third quarter results and the first quarter, first three quarters as reported, and some of the main ones here are as follows.

                        During the fall of 2003, John Deere
released a new line of ATVs, which used many of our accessories, which we designed specifically for John Deere. These new products, along with a general increase in our other product lines, created a backlog in shipments to our distributors of at least 60 to 75 days at December 31, 2003, but gave us an excellent first quarter of that year. We produced no products through March of 2004 to fill this backlog to our distributors, which gave us an excellent second quarter of that year as well. Even though we guaranteed our distributors that we were increasing production capacity for the next year, these distributors, remembering well that our lead time had been what they had been the previous year, began ordering snow products


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early in May, 2004 and continued ordering strong through
September of 2004. This gave us strong third and fourth quarters of last year. This made 2004 look excellent and - however, we needed to take steps to regain the confidence of our distributors, and we have done that. We have shown them that we can produce products and deliver within our customary 30 days, and because of that, their ordering patterns have reverted back to the patterns of prior years. Our distributors are not currently overstocked on our products, and we expect a strong first quarter of next year, as distributors order products closer to the time when they actually need the products rather than in advance, as they did last year. In the short term, this has hurt profitability for the current year, but in the long term, this will make for much stronger relationships with our distributors, which will benefit future years.

                        Also this year, we have incurred many
expenses relating to the Simonsen acquisition. These additional hard costs amounted to over 78,000 during the third quarter and we have incurred expenses of 40,000 plus to date during the current fourth quarter. And we know that these one time expenses reduce our anticipated profits for the current year, but will benefit us greatly in years to come. In addition to the shift of focus of management to make this transition, this is a cost that has taken our management away from some of the focuses we have had in the past, but we are going to be making this transition to one company as smooth as possible.

                        Preliminary results for the month of July of 2005 are as follows. Total revenue for July of 2005 was 1 million 463,000, and that's a slight decrease of 46,165 from the previous year. Net income for July of 2005 was 82,700, which is an increase of over 10,000 from the previous year. On an EBITDA basis, net income for July was up 49% to 211,600. The efficiencies gained from the acquisition of Simonsen Iron Works are beginning to show, as expected by management, by an increase in the gross profit percentage of over 15% from the previous year.

                        We now have better and more accurate
combined financial information after our acquisition of Simonsen Iron Works, and because of that we are reducing guidance for the fourth quarter of 2005 to $0.04 per share, and are reducing guidance for the year ending September 30th of 2005 to $0.15 per share. I also want to release guidance for the year ended September 30th of 2006. We anticipate fully diluted earnings per share for the next year of $0.38 to $0.40 per share based on projected revenue of 22 million versus projected final revenue of 16 million for the current year.

                        EBITDA numbers for 2006 are projected as $0.79 per share versus $0.36 per share for the current year. A major cause for improved profits for next year are efficiencies gained by the merger with Simonsen Iron Works. And several of these reasons are: The Cycle Country brand will gain market share by reducing and/or maintaining costs, and therefore

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reducing and/or maintaining pricing to our customers.  This will increase our ability to be cost competitive. The cost savings, which I mentioned above, creates new marketing opportunities for our Weekend Warrior brand and to the price conscious national retailers. Increased R&D efforts allowed by the acquisition gives us the opportunity to design new products that were previously too costly in our marketplace, and to more rapidly bring new products to the marketplace.

                        Cycle Country has always had an excellent quality product and excellent customer service. Now, with the acquisition, we also have the raw material and fabrication pricing power to be more competitive in our marketplace and gain market share. We are experiencing substantial gains in our gross profit percentage after the acquisition, which allows us to be more competitive in the future.

                        We are diligently working on controlling
SG&A costs. These costs will be much easier to control when the combination of our company's computer systems are completed. We are installing a fiber optic line between our two plants, which will allow our computers to run under one accounting system, and this will make decisions easier and more accurate in the areas of production, advertising, sales promotion, and right sizing our costs to match current operating levels.

                        Right now management has a major initiative to increase revenue, and that is our number one priority. We have taken several steps to accomplish this. We have increased our sales staff. We have hired one new inside salesperson, concentrating on expanding sales of Perform Filters and our Wheel Cover line. We are in the process of hiring another new inside salesperson to focus on our Master Lock customers, and other new opportunities. We anticipate the Master Lock account alone to generate 500 to 800,000 of additional revenue during the next year. We have added a full time outside sales rep that is focusing on new Weekend Warrior sales. We anticipate that this rep will generate approximately $1.5 to $2 million of additional revenue during the next year.

                        We have increased our Perform product line to include airplane engine and oil filters and, just recently, filters for outboard motors in the marine industry. We have developed a complete line of retail ready packaging that will allow many of our Weekend Warrior products and Wheel Cover lines to be sold through mass retailers. We have developed, or are in the final stages of developing, new products that will be released during the next year. We have developed additions to our mower lines, our Wheel Cover line, our Perform Filter line, ATV attachments and storage and trailer lines.

                        We are making a concentrated effort to
expand our contract manufacturing through the former Simonsen plant, and during the last quarter, John Deere expanded our exclusive license agreement to allow us to greatly expand the

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marketing of our John Deere licensed products to new retail outlets.

                        Cycle Country is a 25 year old company that has been profitable throughout our history. We have just finished the acquisition of Simonsen Iron Works, which was a 100 year old company that had been profitable throughout its history. The combination of these companies gives us combined strength and a very experienced management team that is anxious to show investors what can be accomplished in the future.

                        David, we are now ready to start taking questions.

David Dozier:		Great, thank you Ron.  We'll now open the
call up for questions.

Operator:               Thank you.  The floor is now open for
questions. If you have a question, please press star, one, on your touchtone keypad at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received. We do ask that while you pose your question, that you pick up your handset to provide optimum sound quality. Once again that's star, one, for any questions.

                        Thank you. The first question is coming from Jeffery Meyerson (sp?) of The Benchmark Company.

Jeffery Meyerson:       Hi.  Good morning guys.  Just want to
make sure I heard you correctly. You gave guidance of $0.15 for the balance of the year 2005?

David Dozier:		Yes.  I'll direct the question to Ron
Hickman.

Jeffery Meyerson:       Excuse me?

David Dozier:		Ron will answer that question.

Ron Hickman:		Yes, we are reducing guidance for the year
to $0.15 per share.

Jeffery Meyerson:       OK.  Because I believe your previous
guidance was $0.40, and you gave that guidance on May 16th?

Ron Hickman:		Yes.

Jeffery Meyerson:       What's changed so dramatically here
guys?  I mean, did I miss something here?



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Ron Hickman:		No, and let me go over that with you.  What
we really believe is that this was a direct response to us being able to produce products and get products to our distributors on a more timely basis. I covered in my, in the introduction here I talked about the John Deere line of ATVs and how we made accessories for them last year and the big backlog that we had last year, two years ago I guess, actually now, and what that did is it, is it really reduced the confidence that our distributors had in us being able to timely provide products to them. We have now regained the confidence of our distributors and they know that we can now provide products in our customary 30 day lead time. And because of that, orders that we anticipated during the third and fourth quarters of the current year are being pushed back into the first quarter of '06. And distributors do not have accessed inventory at the present time. And any large snowfall or any large demand for a product throughout the country will create substantial orders in the first and second quarters of '06.

Jeffery Meyerson:       OK.  Thank you very much.

Ron Hickman:		You're welcome.

Operator:               Thank you.  The next question is coming
from Jim Shields of Raymond James.

Jim Shields:            Are you there?

Ron Hickman:		Yes.

Jim Shields:            OK.  If IBM, GM and other huge
companies can get their earnings out in a timely manner, why does Cycle Country make us wait the full 45 days before reporting?

David Dozier:		I direct that question to Ron Hickman.

Jim Shields:            Anybody will do.

Ron Hickman:		We have had those same discussions here,
and we came from a company that had a small accounting staff and we have been gradually increasing our accounting staff. Also with the merger of Simonsen Iron Works into our company, we've had two separate accounting systems that we have had to try and combine numbers of and produce one set of results.

                        We are taking steps, and we have taken
steps, to put in a new fiber optic cable system that will connect our two plants. We are also, we have also just recently purchased new accounting software that will allow our two plants to be tied together and live and all the computers in both plants live at all times. We expect that the information that we are (inaudible) is just going to help us greatly, not only in

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controlling costs and in controlling our current activity, but we also feel that it's definitely going to help us reduce the time for reporting at the end of, not only at the end of each month, but also at the end of each quarter and year end.

Jim Shields:            Yeah, but this is the history with
this company. I mean you reported your June quarter on August 15th, 45 days. You reported your March quarter on May 16th. You reported your December quarter on February the 11th. This is all at the eleventh hour for a small company. We don't understand that.

Dave Davis:             Well, this is Dave Davis.  I mean,
basically what we've been working with is, as Ron alluded to, is, I am working with a very small accounting staff, and so a lot of the work falls to me to, you know, get the balance sheet income statement right out, prepare all the supporting work papers that our auditor needs to review, what the numbers all represent, and we also need time to, and you know, before we release our quarterly earnings, we get our board's approval. And, you know, just working our way through all that, you know, it's not like we're sitting back and, you know, doing nothing until the eleventh hour. You know, I'm working hard and steady here, you know, from day one that the quarter closes to, you know, put all of our papers together and the numbers together to get the auditor's approval and the board's approval and get that filed. You know, as Ron alluded to, going forward we're increasing our accounting staff, which should help out in that regard. We're going to new software which will be much more powerful in presenting numbers and gathering numbers. So, you know, going forward, I think we'll be able to do a much better job.

Ron Hickman:		Does that answer your question, Jim?

Jim Shields:            Yes it does.  Thank you.

Ron Hickman:		Jim, I might also add something here too,
that with the acquisition of Simonsen Iron Works, they had their own accounting staff, we had our own accounting staff. And we have been able to take the best of both companies and combine the workload of both companies so that we can, we can use Dave Davis, our CFO, for things that he is really good at and really strong at, instead of things that he has to do because there isn't anyone else to do it. So going forward, I believe that we'll be much better at using the right people for doing the right work and we should be able to get quarterly and year end results out at an earlier date.

Jim Shields:            That will help with investor relations.

Ron Hickman:		Thank you for your question.


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Operator:               Thank you.  The next question is coming
from Joe Vanic (sp?) of Piper Jaffrey.

Joe Vanic:		Hello.  I'd like to follow up on the same lines
that address your goals for guidance.   As a simple example, the
quarter ending March, revenue and income was down 40%, and at the eleventh hour we found out that it was down 40%. Looking forward, what are your goals towards guidance and providing timely indications of results to the public?

David Dozier:		I'll direct that question to Ron Hickman.

Ron Hickman:		Thank you Joe.  I guess I want to, I want
to say that we have discussed that a lot. In our last conference call, one quarter ago, we had a couple different people that had called in that requested guidance on a more regular basis. I personally talked to those people after the conference call and we discussed it a little bit more. During the last month or so, we have also had additional discussions during guidance, regarding guidance. Our plan, I really believe, at this point going forward, is to, is to release information on a monthly basis. We now are going to have the computer system in place and the accounting system in place to be able to generate what we feel will be very accurate monthly information. And there shouldn't be any reason why we can't produce information on a monthly basis that will help you make decisions more often than just quarterly.

                        I wanted to add something else regarding guidance, and that, and this is regarding 2006. And that is that, in the short term, we are, we are working, now that Simonsen Iron Works has given us the opportunity to control costs from raw material, raw steel, all the way through finished product, and this is an opportunity that we have never had before. And our management team has recognized this opportunity and has implemented a new focus. And that focus is that, in the short term, we are going to sacrifice some of the newly gained short term margins to gain market share in the long run. And over time, this is going to allow us to gain market share for the whole company and substantially increase net income in the long run. So, I appreciate your question, and does that answer it Joe?

Joe Vanic:              It does very well and I want you to know
that I appreciate your new commitment.

Operator:               Thank you.  As a reminder, for any further
questions at this time, please press star, then one, on your touchtone keypads please.

                        The next question is coming from Douglas
Joseph of Olympic Capital.

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Douglas Joseph:		Yes.  Good morning.  I just have a question
about your inventory which appears to be at historic highs.
Could you talk a little bit about that and where you intend to, your inventory, you expect inventory to settle down?

David Dozier:		I'll direct that question to Ron Hickman.

Ron Hickman:		The acquisition of, again back to Simonsen
Iron Works, the acquisition of Simonsen Iron Works created quite a bit of new inventory for us, in excess of $1 million of additional inventory that we had never had before. We also made a concentrated effort last spring to build additional snow plow products, additional winter products, on a regular basis, on a continuous basis throughout the year as much as possible, rather than letting our production spike at a time when demand was real high. And so we, our management team made a decision to go ahead last spring and start building snow plows and other related winter products on a regular basis, knowing full well that we were going to build up our inventory this summer, and I believe that that is paying off and that now we should be able to reduce our labor costs going forward, because we won't have a lot of overtime that we have needed to have in the past to get our production out on a timely basis. So I expect that inventories will be decreasing here over the next few months. They will not decrease to levels that we saw before, because of course, now we have an access of a million dollars of steel at any given time in our inventory that we never had before the acquisition of Simonsen.

Douglas Joseph:		Thank you.

Operator:               Thank you.  As a final reminder that's
star, one, for any remainder questions, please.

                        The next question is coming from Ed Fowler
(sp?) of Gunn Allen.

Ed Fowler:              Yes, I was reading through your warrant
details in your filing here August 15th, and you have some warrants that are scheduled to expire, I think on August 21st, '05, 2 million. Are they going to expire?

David Dozier:		This question will be for Bob Hancher.

Bob Hancher:		The answer to that question is yes, they
will expire. The board hasn't discussed it and there is no intention at this time to renew them, so they will, those that go on exercise prior to that date will cause them to expire.

Ed Fowler:              So you're not going to extend that at all?

Bob Hancher:		That's correct.


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Ed Fowler:              Thank you very much.

Operator:               Thank you.  At this time I'm showing no
further questions.

David Dozier:		I want to thank everybody for calling.  If
you have any additional questions please feel free to call us at Magellan Financial Media. Our phone number is area code 317-867-
2839.  And again, thank you for calling.

Operator:               Thank you.  That does conclude today's
conference call. You may disconnect your lines at this time and enjoy your day.

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